Exhibit 99.1

PACWEST BANCORP ANNOUNCES LEADERSHIP TRANSITIONS

Paul W. Taylor, Current PacWest Bancorp President,
Appointed Chief Executive Officer

Matthew P. Wagner to Transition to Executive Chairman

Kevin L. Thompson Named EVP, Chief Financial Officer

LOS ANGELES, November 21, 2022 — PacWest Bancorp (Nasdaq: PACW) (the “Company”) and Pacific Western Bank (the “Bank”), as part of their previously disclosed leadership transition plan, today announced the following changes to the Company’s Board of Directors (the “Board”) and executive team.

●	Paul W. Taylor, President of the Company and the Bank, has been appointed Chief Executive Officer of the Company and the Bank, effective January 1, 2023. Mr. Taylor will have full management, financial, and leadership responsibilities for the Company’s and the Bank’s operations.

●	Matthew P. Wagner, Chief Executive Officer of the Company and the Bank, will transition to the role of Executive Chairman of the Boards of Directors for the Company and the Bank for a one-year term beginning January 1, 2023. In this role, Mr. Wagner will focus on customer relations, technology development, and supporting a seamless transition of duties to Mr. Taylor.

●	John M. Eggemeyer, III, Chairman of the Company’s Board, will transition to the role of Lead Director, effective January 1, 2023.

●	Kevin L. Thompson has been appointed Executive Vice President, Chief Financial Officer, effective November 28, 2022. Mr. Thompson has more than 20 years of experience in finance and has spent more than 15 years in senior finance roles in the banking sector, including as Chief Financial Officer of First Foundation Inc., Opus Bank, Midland States Bancorp, and American Express Centurion Bank. He succeeds Bart R. Olson, who will assume the role of Executive Vice President, Finance, through February 28, 2023, to assist with an orderly transition.

“We are pleased to announce Paul’s appointment as CEO,” said Mr. Eggemeyer. “Having previously served as CEO of two publicly-traded banks, Paul has an outstanding track record of delivering for customers, employees, communities, and stockholders. He has a clear vision for the future of PacWest, in particular improving our capital, profitability, and operational effectiveness.”

Mr. Taylor said, “I am honored to take the helm of PacWest following the retirement of our long-time leader and CEO, Matt. I am excited to build upon PacWest’s strengths as we sharpen our strategic focus on our core relationship-based commercial business and strengthening capital. ”

Mr. Taylor continued, “As we enter this new chapter, we are also pleased to have someone of Kevin’s caliber join PacWest as CFO. Kevin and I have a great working relationship, and he is a high-integrity leader who shares PacWest’s commitment to accountability, profitability, discipline, and execution. He will be integral to PacWest’s efforts in this next chapter.”

Mr. Eggemeyer added, “We are grateful for Matt’s more than two decades of leadership as CEO of PacWest. During his tenure, PacWest has grown substantially, today standing with over $41 billion in assets. We look forward to continuing to benefit from his experience, insights, and customer relationships in his role as Executive Chairman. Finally, on behalf of the Board, I would also like to thank Bart for his service and dedication to PacWest.”

“I am grateful for the many years I have spent at PacWest and am proud of the organization we have built,” said Mr. Wagner. “I believe the time is right to transition leadership and am confident that Paul is the ideal person to lead PacWest into the future as we focus on delivering value to our stockholders. I am excited to continue working with him and the Board in my new role.”

About Paul W. Taylor

Paul W. Taylor is President and a Director of PacWest Bancorp and has over 35 years of experience in the banking industry. Mr. Taylor previously served as Chief Executive Officer, President, and Director of Opus Bank, a publicly-traded California-chartered bank, from 2019 until it was acquired in 2020. Prior to that, he held the same positions at Guaranty Bancorp, a publicly-traded financial institution headquartered in Colorado, from 2011 through 2018.

About Kevin L. Thompson

Kevin L. Thompson has more than 20 years of finance experience, including senior roles within the banking industry. Mr. Thompson previously served as Executive Vice President and Chief Financial Officer of First Foundation Inc. from 2020 until his resignation in November 2022 and served as interim President in November 2022. Prior to First Foundation, he held the position of Chief Financial Officer at numerous banks including Opus Bank, Midland States Bancorp, and American Express Centurion Bank.

About PacWest Bancorp

PacWest Bancorp is a bank holding company with over $41 billion in assets. Pacific Western Bank is focused on relationship-based business banking and treasury management services to small, middle-market, and venture-backed businesses nationwide. Pacific Western Bank offers a broad range of loan and lease and deposit products and services through full-service branches throughout California and in Durham, North Carolina and Denver, Colorado, and loan production offices around the country. For more information about PacWest Bancorp or Pacific Western Bank, visit www.pacwest.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” about PacWest Bancorp and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, strategies, goals, and projections and including statements about our expectations regarding our capital, capital ratios, profitability, and operational effectiveness. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “forecast,” “expect,” “estimate,” “plan,” “continue,” “will,” “should,” “look forward,” “target” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements due to a variety of factors, including the risk factors described in documents filed by PacWest Bancorp with the U.S. Securities and Exchange Commission. All forward-looking statements in this release are based on information available at the time the statement is made. PacWest Bancorp is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Paul W. Taylor

President

303.802.8965

Matthew P. Wagner

Chief Executive Officer

303.802.8900

William J. Black

Executive Vice President,

Strategy and Corporate Development

919.597.7466